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                                                                    Exhibit 99.1
[AGL RESOURCES LOGO]
NEWS RELEASE




                                       For Immediate Release

Contacts
Financial Community                    Media
Melanie Platt                          Nick Gold
Vice President, Investor Relations     Director, Media Relations
and Business Support                   (404) 584-3457
(404) 584-3420                         1-800-291-9649 (pager)

Steve Cave
Director, Investor Relations
(404) 584-3801


           AGL RESOURCES ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

Names Susan A. McLaughlin as Executive Vice President, Chief Operating Officer; Richard T. O'Brien as Senior Vice President, Chief Financial Officer; Richard J. Duszynski as President, Chief Executive Officer of the Company's Asset Optimization Business; moves will strengthen focus on growth and emerging businesses

ATLANTA, GEORGIA, April 26, 2001 -- Consistent with its growth strategy, AGL Resources (NYSE: ATG) today announced three appointments to its executive management team. Susan A. McLaughlin is joining the company as Executive Vice President and Chief Operating Officer of AGL Resources, and President of Atlanta Gas Light Company. Richard T. O'Brien has been named Senior Vice President and Chief Financial Officer, and Richard J. Duszynski has been appointed Senior Vice President of AGL Resources and President and Chief Executive Officer of AGL Resources' asset optimization business. All three executives will report to Paula G. Rosput, President and Chief Executive Officer of AGL Resources.

O'Brien replaces Donald P. Weinstein, who has decided to pursue other opportunities. Weinstein, a former Vice President, Planning & Development for Citizens Telecommunications, joined AGL Resources in November 1999. Commenting on the announcement, Rosput said, "Don has been a key member of our team during the past 18 months, bringing to bear his considerable talents in securing our Virginia Natural Gas acquisition, which is accretive to earnings within the first year. His skills have helped our company grow, and I am sure he will continue to meet great success."
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In her new role, McLaughlin will oversee the day-to-day operations of AGL
Resources' regulated gas distribution activities -- Atlanta Gas Light Company, Chattanooga Gas Company, and Virginia Natural Gas, as well as AGL Resources' business support functions, including information technology, marketing, and construction. She also will serve as Rosput's strategic partner in pursuing operational excellence in all company operations, as well as shaping the company's strategic business direction.

McLaughlin brings to AGL Resources more than 20 years of senior management experience. Her most recent position was President of Consumer Services at BellSouth Telecommunications, Inc., BellSouth's largest business ($8 billion in revenue). Before that, she held a number of key executive positions at Eastman Kodak Company both in general and financial management, all of which focused in some capacity on operational excellence. While at Kodak, McLaughlin served as Vice President and Chief Operating Officer of Eastman Kodak Company's Professional Division, where she managed the worldwide operations (including sales, manufacturing, logistics and service) of Kodak's second largest business. Other key positions during her 11-year tenure include President, Kodak Imaging Services, and General Manager, US Operations.

O'Brien joins AGL Resources from Mirant (formerly Southern Energy, Inc.) and is an accomplished executive with 15 years of senior level financial and operational experience in the energy, power and electric utility businesses. At Mirant, he served as Vice President, Mirant, and President, Mirant Capital Management. In this capacity, he established the company's venture capital business, focusing on venture capital investments in the energy and power sector. He also was responsible for implementing risk management policies for Mirant's worldwide operations. Prior to working at Mirant, O'Brien held several key executive positions during his 16-year tenure with PacifiCorp: Executive Vice President and Chief Operating Officer; Senior Vice President and Chief Financial Officer; and Vice President-Finance. He brings to his new role broad experience in the capital markets, in mergers and acquisitions, and in providing executive oversight of trading and risk management.

Duszynski enjoys an extensive background in the oil and energy trading industry. Most recently, he worked at Management Advisors, where he served as a principal consultant in business development and mergers and acquisitions. Other previous career positions include: President, World Wide Salt Business for the Harris Chemical Group, Inc.; Executive Vice President for Duke Energy North America, a subsidiary of Duke Energy Corporation, and 13 years with Basis Petroleum, a wholly-owned oil refining subsidiary of Salomon Inc., and an affiliate of Phibro Energy, Inc., where he served as Senior Vice President, Planning & Business Development, and Senior Vice President, Refining, respectively.

In his new role as head of AGL Resources' asset optimization business, Duszynski will oversee an operation involved in the spot wholesale natural gas market to capitalize on the underlying economic value of the capacity in the Southeast on behalf of AGL Resources companies and third parties.

"As we enter our company's next phase, it is clear that our business demands a seasoned management team that can identify emerging market opportunities and capture them," Rosput said. "I am thrilled that AGL Resources has been able to attract these three extraordinary business talents to our organization. With their addition to the team, I feel confident we will be able to achieve the next levels of business growth in our plan."

Rosput continued by saying, "With Sue's appointment, we are expanding the role of the Chief Operating Officer to include functional integration of all of our gas distribution operations. This expansion of scope will provide for greater efficiency and consistency across all of the jurisdictions in which we operate. Simultaneously, in Dick, we're gaining an individual possessing exemplary professional depth and
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industry specific experience around capital markets and risk management. These are very critical skills for us as we venture into emerging business opportunities to drive growth and create value."

Rosput added, "Rick's appointment recognizes the strong skills and experience he possesses in the energy asset business. He was a key asset manager in the early stages of deregulation in both the oil refining and power markets. His knowledge of our company's systems and assets, combined with more than 20 years in the energy trading business, make him perfect to open up the Southeast natural gas markets to create liquidity."

AGL Resources Inc. is a regional holding company for energy and infrastructure related businesses in the Southeast. The company is the second largest natural gas-only distribution company in the United States and serves nearly 1.8 million customers throughout Georgia, Chattanooga, Tennessee, and southeastern Virginia. AGL Resources also is engaged through subsidiaries and partnerships in other businesses, including telecommunications, retail energy marketing, wholesale energy services, and wholesale and retail propane sales. More information about the company is available on the Internet at www.aglresources.com.
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